EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT




                                         Jurisdiction of    % of Voting
                                         Incorporation or   Securities Held at
Name of Corporation                      Organization       December 31, 1997~
~
TRECO L.L.C.                                 Nevada               75
 Basic Investments, Inc.                     Nevada               28
  Victory Valley Land Company L.P.           Nevada               50
 Victory Valley Land Company L.P.            Nevada               12

TRE Holding Corporation                      Delaware            100

TRE Management Company                       Delaware            100

Titanium Metals Corporation                  Delaware             30

NL Insurance Limited of Vermont              Vermont             100

NL Industries, Inc.                          New Jersey           18









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